A10 Networks – Q4 and Year 2014 Financial Results 2/10/2015 1 | P a g e

A10 Networks – Q4 and Year 2014 Financial Results


Agenda
A10
Introduction
• Maria Riley, Investor Relations
Results Overview
• Lee Chen, CEO, President and Founder
Q4 and Year '14 Financial Results & Q1'15 Business Outlook
• Greg Straughn, CFO
Q & A
• Lee Chen, CEO, President and Founder
• Greg Straughn, CFO
• Ray Smets, VP – Global Sales
CONFIDENTIAL AND PROPRIETARY | 2

Maria
Thank you all for joining us today. I am pleased to welcome you to A10 Networks fourth quarter and year 2014 financial results conference call. This call is being recorded and webcast live and may be accessed for 90 days via the A10 Networks website, www.a10networks.com.

Joining me today are A10's Founder & CEO, Lee Chen; A10's CFO, Greg Straughn; and our VP of Global Sales, Ray Smets.

Before we begin, I would like to remind you that shortly after the market closed today, A10 Networks issued a press release announcing its fourth quarter and year 2014 financial results. Additionally, A10 published a presentation along with its prepared comments for this call and supplemental trended financial statements. You may access the press release, presentation with prepared comments, and trended financial statements on the investor relations section of the company's website www.a10networks.com.

2/10/2015 2 | Page

A10 Networks – Q4 and Year 2014 Financial Results 2/10/2015 3 | P a g e During the course of today’s call, management will make forward-looking statements, including statements regarding our projections for our first quarter operating results, our expectations for future revenue growth and improved operating margin and the growth of our business generally. These statements are based on current expectations and beliefs as of today, February 10, 2015. A10 disclaims any obligation to update information contained in these forward-looking statements whether as a result of new information, future events, or otherwise. These forward-looking statements involve a number of risks and uncertainties, some of which are beyond our control that could cause actual results to differ materially. We disclaim any obligation to update these forward-looking statements as a result of future events or otherwise. For a more detailed description of these risks and uncertainties, please refer to our most recent 10-Q filed on November 7th.

A10 Networks – Q4 and Year 2014 Financial Results 2/10/2015 4 | P a g e Please note that with the exception of revenue, financial measures discussed today are on a non-GAAP basis and have been adjusted to exclude certain charges. A reconciliation between GAAP and non- GAAP measures can be found in the press release issued today and on the trended quarterly financial statements posted on the company’s website. We will provide our current expectations for the first quarter of 2015 on a non-GAAP basis. However, we will not make available a reconciliation of non-GAAP guidance measures to corresponding GAAP measures on a forward-looking basis due to high variability and low visibility with respect to the charges, which are excluded from these non-GAAP measures. Before I turn the call over to Lee, I’d like to announce that management will present at the Morgan Stanley Technology, Media & Telecom Conference on March 3rd in San Francisco. Now I would like to turn the call over to Lee for opening remarks.

A10 Networks – Q4 and Year 2014 Financial Results 2/10/2015 5 | P a g e

A10 Networks – Q4 and Year 2014 Financial Results 2/10/2015 6 | P a g e Overall, the team executed well during the quarter. We delivered revenue of 45.2 million dollars, slightly above the high end of our guidance of 41 million to 45 million dollars. Our deferred revenue grew 12% sequentially and 39% year-over-year. Our non-GAAP gross margin rebounded to 77.2% from 73.6% last quarter. We reported a non-GAAP net loss of approximately 12 million dollars or a loss of 20 cents per share, in line with our guidance of 14 cents to 20 cents per share.

A10 Networks – Q4 and Year 2014 Financial Results 2/10/2015 7 | P a g e Looking at our topline results, service provider spending improved sequentially in North America, however, we are maintaining our near term cautious view for the service provider vertical. In the enterprise, we continued to make progress in expanding our presence by both landing new accounts and expanding within our existing customer base. Sequentially, enterprise revenue declined approximately 11%, reflecting a longer sales cycle for large deals, while our enterprise pipeline continued to grow nicely, and overall, our win rate for the quarter increased. In total, we added over 280 new customers in the quarter and we now serve approximately 3,900 customers.

A10 Networks – Q4 and Year 2014 Financial Results


Fourth Quarter Key Customer Engagements
A10
Hosting Provider
- Thunder TPS for DDoS; replacing Incumbent
International Financial Institution
- Thunder ADC deployed in new data center
US Government Agency
- Thunder ADC for advanced SSL Insight
Internet Content Provider - Japan
- Thunder ADC - new100GB solution
CONFIDENTIAL AND PROPRIETARY | 8

A few fourth quarter customer engagements I would like to highlight include:

- A hosting services provider selected our Thunder TPS solution to protect their customers from the ever-increasing number of DDoS attacks. In this network, we are replacing a longstanding incumbent and beat several vendors in a bake-off. Our deep packet inspection capabilities and superior performance were key factors to expanding our footprint within this existing customer's network.
- A large international financial institution that is building a new data center selected our Thunder ADC for server load balancing and DDoS protection.
- Following a security breach, a domestic government agency deployed our Thunder ADC for advanced SSL Insight, extending their security capabilities.
- And, an internet content provider based in Japan purchased our newest Thunder 100GB solution for a critically important part of their network. This customer needed a very high performing ADC for layer 4-7, SSL offload and CGN.

2/10/2015 8 | Page

A10 Networks – Q4 and Year 2014 Financial Results


2014 Key Accomplishments
A10
• Grew customer base by 34%; adding nearly 1,000 new customers
• Achieved 27% revenue growth
➢ 25% increase in US
➢ 59% increase in EMEA
➢ 43% increase in China
• Enterprise revenue grew 30%
• Introduced Thunder TPS standalone security appliance and released several new advanced ADC features including:
➢ SSL Insight
➢ Advanced cryptographics
➢ Enhanced AAM and WAF
• Enhancing our firewall and DDoS capabilities in our CGN Platform
• 33% increase in Channel-led opportunities in 2014
CONFIDENTIAL AND PROPRIETARY | 9

All in all, the fourth quarter shaped up as we expected generally, and although 2014 had its challenges, during the year we believe we made solid progress toward executing our strategic plan. A few of our notable accomplishments for the year include:

- Growing our team by 20% and our customer base by 34%, adding nearly 1,000 new customers,
- Growing our 2014 revenue by 27%, well above the growth of our market,
- Growing our annual revenue in the US by 25%, in China by 43%, and in EMEA by 59%,
- Growing our enterprise revenue by 30%,
- Expanding our security solutions with the launch of TPS and several advanced ADC security features such as SSL Insight, advanced cryptographics and enhancements to our application access management and WAF capabilities,
- Enhancing our firewall and DDoS capabilities in our CGN solution,
- And, increasing our channel engagement programs resulting in a 33% increase in channel led deals since the beginning of 2014.

2/10/2015 9 | Page

A10 Networks – Q4 and Year 2014 Financial Results 2/10/2015 10 | P a g e These results were made possible by the hard work of the A10 team and by the power of our ACOS platform, which we continue to evolve and expand. In late Q4, we launched ACOS 4.0 -- our most significant release since ACOS was first introduced. Our newly released platform has open standards- based programmability, enhanced application support and manageability that enables important advanced features such as SSL Insight, WAF and Application Access Management. ACOS 4.0 also includes A10 Harmony, an architecture that enables rapid SDN and NFV integration for enterprise, cloud, and service provider networks. The ACOS platform is the foundation for A10 to expand our current product offerings including new functions and modules for our Thunder ADC as well as to move into new product areas. Leveraging the advanced policy engine in ACOS 4.0, we released Thunder TPS 3.1, which includes a fully programmable policy engine, new advanced DDoS mitigation capabilities and granular Layer 4-7 control to enable best-in-class mitigation. The release of TPS 3.1 five months after our initial TPS product demonstrates our ability to leverage new programmability in ACOS across our solution platform to bring new modules and functions to market quickly. We also recently announced the integration of our Thunder ADCs with the Cisco ACI fabric, enabling enterprises to automatically and quickly provision application delivery and security services in a shared infrastructure. The combined solution integrates more advanced A10 Thunder ADC and security functionality such as service chaining, WAF, SSL Insight and GSLB with the Cisco ACI. Our high performance Thunder product suite continues to gain momentum in the market driven by our high performance, SSL and security features as well as our ability to integrate with other leading-edge networking and security providers. A10 addresses some of today’s most critical application and security challenges. As cyber attacks grow in size and sophistication -- the manageability, scalability and flexibility of the network becomes even more important. Our ACOS based Thunder platform enables open, programming interface with the ability to easily scale from megabit to terabit of throughput and delivers 2-5 times the performance of our competitors. We remain optimistic about the opportunities we see ahead. Looking into 2015, we will focus on leveraging the significant investments in our engineering team, technology platform, and go to market activities that we made last year. Our goal is to continue to build on this foundation in order to drive top-line growth while improving our operating margin. We remain confident in our ability to grow our business capitalizing on our competitive advantages, expanding our strategic partnerships, and continuing to strengthen our technology leadership. With that, I’d like to turn the call over to Greg to review the details of our fourth quarter financial performance and first quarter guidance.

A10 Networks – Q4 and Year 2014 Financial Results 2/10/2015 11 | P a g e

A10 Networks – Q4 and Year 2014 Financial Results 2/10/2015 12 | P a g e Fourth quarter revenue grew 7% year-over year and 4% quarter-over-quarter to 45.2 million dollars. Our full year revenue was 179.5 million dollars, up 27% from 2013. Fourth quarter product revenue totaled 32.3 million dollars, down 3% from the prior year and up 2% from Q3, representing 72% of fourth quarter revenue. Service revenue was 12.9 million dollars, up 47% year- over-year and 9% from Q3, and accounted for 28% of revenue. Deferred revenue grew 39% year-over- year and 12% sequentially, reaching a record 57.2 million dollars, driven primarily by the strong growth in our installed base and end customer count.

A10 Networks – Q4 and Year 2014 Financial Results 2/10/2015 13 | P a g e In total, fourth quarter revenue from the United States was 20.5 million dollars, representing approximately 45% of fourth quarter revenue. This compares with 20.4 million dollars in the third quarter and 20.6 million dollars in the fourth quarter of 2013. Fourth quarter revenue from Japan represented 22% of total revenue and grew 19% year-over-year and 2% on a sequential basis, despite a 10% sequential and 14% year-over-year, decrease in the Yen. Revenue from APAC (excluding Japan) declined 9% year-over-year and 13% from Q3, representing 12% of revenue. Sales generated from EMEA reached a record high of 6.2 million dollars, an increase of 14% over Q4 of the prior year and 27% over Q3 and represented 14% of total revenue. Our enterprise and service provider revenue split this quarter was 52% and 48% of total revenue, respectively. Revenue from enterprise customers totaled 23.5 million dollars, a decline of 11% from the prior quarter and 8% below Q4 2013. Service provider revenue was 21.7 million dollars, rising 27% from the prior quarter and 30% from the fourth quarter of 2013. Moving beyond revenue, all further metrics discussed on this call are on a non-GAAP basis, unless expressly stated otherwise.

A10 Networks – Q4 and Year 2014 Financial Results 2/10/2015 14 | P a g e We delivered a fourth quarter total gross margin of 77.2%, up 363 basis points from Q3. Services gross margin came in at 77.2%, a decline of 11 basis points compared with the prior quarter. As expected, our product gross margin rebounded to 77.2% compared with the 72.2% margin we reported last quarter.

A10 Networks – Q4 and Year 2014 Financial Results 2/10/2015 15 | P a g e We ended the quarter with staff of 759, relatively in line with Q3 and up from 630 at the end of Q4 last year, an increase of 20.5%. In Q4 Sales and marketing expense was 24.9 million dollars, compared with 23.0 million dollars in Q3. This increase was partially driven by end of year sales commissions and bonuses as top performing sales staff exceeded their quotas. On a percentage basis, sales and marketing expense was 55% of revenue as we continue to grow our sales and marketing team to further build and expand our reach. In Q4 R&D expense totaled 13.1 million dollars or 29% of revenue, compared with 11.2 million dollars and 25.8% in Q3. Fourth quarter combined G&A and litigation expense was approximately 6.8 million dollars or 15% of total revenue, compared with 5.6 million dollars or 13% of revenue in Q3. This increase was primarily related to additions to our bad debt reserve, in some of our international regions. In total, fourth quarter non-GAAP operating expenses were 44.7 million dollars. Fourth quarter non- GAAP operating loss was 9.8 million dollars, compared with 7.8 million dollars in the third quarter. Our non-GAAP net loss in the fourth quarter was 12.0 million dollars or 20 cents per share, compared with a net loss of 8.8 million dollars or 15 cents per share in Q3. The depreciation in the Yen during Q4 negatively impacted results by 1.6 million dollars or approximately 2 cents per share. Basic and diluted weighted outstanding shares for the quarter were approximately 61 million shares. Our non-GAAP net loss for the year was 29.3 million dollars or 51 cents per share, compared with a non-GAAP net loss of 15.5 million dollars in 2013 or 31 cents per share.

A10 Networks – Q4 and Year 2014 Financial Results 2/10/2015 16 | P a g e Moving to the balance sheet, at December 31, 2014 we had 91.9 million dollars in total cash and equivalents. During the quarter cash used for operations was 17.0 million dollars, reflecting an 11.5 million dollar increase in accounts receivables from the prior quarter. Combined Cash plus AR was down 3.7 million dollars, compared to 3.0 million dollars in Q3. We ended Q4 with 54.0 million dollars of net accounts receivable, compared with the Q3’14 balance of 42.5 million dollars. Average days sales outstanding were 96 days, up from 86 days in the prior quarter. The majority of this increase was driven by a large amount of maintenance renewals in the month of December. These amounts are reflected in AR, but revenue is recognized over 12 or more months.

A10 Networks – Q4 and Year 2014 Financial Results 2/10/2015 17 | P a g e

A10 Networks – Q4 and Year 2014 Financial Results 2/10/2015 18 | P a g e

A10 Networks – Q4 and Year 2014 Financial Results 2/10/2015 19 | P a g e

A10 Networks – Q4 and Year 2014 Financial Results 2/10/2015 20 | P a g e

A10 Networks – Q4 and Year 2014 Financial Results 2/10/2015 21 | P a g e

A10 Networks – Q4 2014 Earnings 2/10/2015 22 | P a g e

A10 Networks – Q4 2014 Earnings 2/10/2015 23 | P a g e